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                                                                    EXHIBIT 99.4

FOR IMMEDIATE RELEASE                   CONTACT:   Mr. Kevin Kimball
                                                   Siemens Corporation
                                                   (212) 258-4335

                                                   Mr. Alan Smirni
                                                   Pyramid Technology
                                                   (408) 428-8486

SIEMENS NIXDORF RECEIVES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD FOR ACQUISITION OF PYRAMID TECHNOLOGY CORPORATION

  NEW YORK, NEW YORK and SAN JOSE, CALIFORNIA, February 7, 1995. Siemens Nixdorf Informationssysteme AG ("SNI AG"), a direct wholly owned subsidiary of Siemens AG, and Pyramid Technology Corporation ("Pyramid") (NASDAQ: PYRD) jointly announced today that Siemens Nixdorf Mid-Range Acquisition Corp., an indirect wholly owned subsidiary of SNI AG ("Siemens Mid-Range"), and Pyramid have been informed by the United States Federal Trade Commission (the "FTC") that the FTC has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to Siemens Mid-Range's previously announced tender offer (the "Offer") to purchase all outstanding shares of common stock, par value $0.01 per share, of Pyramid, for $16.00 per share. Accordingly, the condition to the Offer requiring the expiration or early termination of such waiting period has been satisfied.

  The Offer remains subject to the other conditions described in Siemens Mid-Range's Offer to Purchase.

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